Exhibit 99.1

FOR IMMEDIATE RELEASE	July 24, 2008
Parkvale announces earnings for the fourth quarter and fiscal year 2008
     Parkvale Financial Corporation, Monroeville, PA (NASDAQ: PVSA) reported net income for the quarter ended June 30, 2008 of $2.1 million or $0.38 per diluted share, compared to net income of $3.6 million or $0.63 per diluted share for the quarter ended June 30, 2007. The $1.6 million decrease in net income for the June 2008 quarter reflects a $2.6 million writedown of equity securities and a $748,000 increase in the provision for loan losses, partially offset by a $1.4 million decrease in income tax expense and increases of $303,000 in net interest income and $236,000 of other income.
Discussion of June 30, 2008 Quarter
     The security writedowns reduced the carrying value of our equity investments in 2 of the top 10 bank holding companies in the United States and investments in Freddie Mac, the largest U.S. Government sponsored mortgage company, to their market values at June 30, 2008. These investments remain in the portfolio and it is management’s intent to hold such investments until market conditions improve for financial institution related securities. On an operating basis, excluding the security writedowns, net income for the June 2008 quarter would have been $3.7 million or $0.68 per share. Management believes that excluding the security writedowns offers a better basis of comparison with prior periods.
     The increase in the provision for loan losses from $216,000 a year ago to $964,000 is the result of an increase in non-accrual loans and real estate owned to $15.8 million, or 0.85% of total assets. Included in the $15.8 million are three loans totaling $4.6 million (a $3.1 million residential development loan, a $757,000 commercial real estate loan secured by currently vacant property, and a $684,000 multi-family apartment loan), which represent 29% of the $15.8 million. The Bank’s loan loss reserves as a percentage of gross loans increased from 1.14% at June 30, 2007 to 1.25% at June 30, 2008.
     Net interest income increased for the 2008 quarter to $10.1 million, up $303,000 from the June 2007 quarter. This increase resulted from an increase in the average interest rate spread from 2.19% to 2.24%. Excluding the writedowns of securities, other non-interest income increased $236,000 or 9.3% from $2.55 million for the quarter ended June 30, 2007 to $2.8 million for the current quarter. Parkvale continues to remain efficient as its non-interest expense to average assets ratio remained at 1.51% for the comparable periods. Parkvale benefited by the $1.4 million decrease in income tax expense due to the lower levels of income resulting from the writedowns and provisions and to tax-exempt investments and the recovery of tax reserves.

Year Ended June 30, 2008
     Parkvale reported net income for the fiscal year ended June 30, 2008 of $12.8 million or $2.31 per diluted share, compared to net income of $13.4 million or $2.34 per diluted share for the fiscal year ended June 30, 2007. The $622,000 decrease in fiscal 2008 net income reflects increases of $3.0 million of net security writedowns, $1.5 million in the provision for loan losses and $584,000 in non-interest expense, offset by a decrease of $1.9 million in income tax expense and increases of $1.5 million in net interest income and $1.1 million in non-interest income.
     The decrease of $622,000 in net income for the fiscal year is primarily related to $3.2 million of security writedowns for the year ($2.6 million in June and $600,000 in the March quarter). The security writedowns were necessary to reduce the carrying value of equity securities in 2 of the top 10 bank holding companies in the United States and investments in Freddie Mac to their market values at June 30, 2008. On an operating basis, excluding the security writedowns, net income for fiscal 2008 would have been $14.9 million or $2.68 per share. Management believes that excluding the security writedowns offers a better basis of comparison with prior periods.
     For the year, Parkvale’s provision for loan losses increased from $828,000 for fiscal 2007 to $2.3 million for fiscal 2008. This was done to address the weakness in housing prices nationally and the increase in Parkvale’s non-accrual loans and real estate owned, which increased from $6.2 million at June 30, 2007 to $15.8 million at June 30, 2008. This represents an increase in the ratio of non-accrual loans and real estate owned from 0.34% of total assets at June 30, 2007 to 0.85% of total assets at June 30, 2008. Total reserves as a percentage of gross loans increased from 1.14% at June 2007 to 1.25% at June 30, 2008.
     Net interest income for the fiscal year ended June 30, 2008 increased to $39.9 million, up $1.5 million from $38.4 million for fiscal 2007. The increase in net interest income is primarily the result of an increase in the average interest rate spread, which increased from 2.11% for fiscal 2007 to 2.24% for the current year. Excluding writedowns and net gain on sale of securities, other non-interest income for fiscal 2008 increased 11% from $9.9 million in fiscal 2007 to $11.0 million in 2008 due to increased fee income from the successful efforts of Parkvale Financial Services and Parkvale Settlement Services, along with higher earnings from bank owned life insurance due to an additional $10 million investment in July 2007.
     Parkvale continues to keep a close eye on operating expenses as its ratio of non-interest expenses to average assets was 1.56% for the year, up from 1.51% for fiscal 2007, but very good by any standard. Parkvale also benefited from a decrease in income tax expense from $6.5 million in fiscal 2007 to $4.6 million in fiscal 2008 due to the lower levels of income resulting from writedowns and provisions and to tax-exempt investments and the recovery of tax reserves.

     Parkvale’s return on assets and return on equity for the year were 0.70% and 9.73%. On an operating basis, excluding the security writedowns, returns on assets and equity would have been 0.81% and 11.29%, respectively.
General
     Parkvale Financial Corporation is the parent of Parkvale Bank, which has 48 offices in the Greater Pittsburgh metropolitan area, eastern Ohio and northern West Virginia. At June 30, 2008, the Bank had assets of $1.85 billion, deposits of $1.5 billion and loans of $1.2 billion. The Bank’s capital was $130.3 million at June 30, 2008, which exceeds the amounts required by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking to be considered a well-capitalized institution. This release will be submitted under Form 8-K to be filed with the Securities and Exchange Commission along with supplemental financial information as of June 30, 2008. Parkvale Financial Corporation is traded on the NASDAQ Global Select Market.
Forward-Looking Statements
     The statements in this report that are not historical fact are forward looking statements. Forward-looking information should not be construed as guarantees of future performance. Actual results may differ from expectations contained in such forward looking information as a result of factors including, but not limited to, the interest rate environment, economic policy or conditions, federal and state banking and tax regulations and competitive factors in the marketplace. Each of these factors could affect estimates, assumptions, uncertainties and risks considered in the development of forward looking information and could cause actual results to differ materially from management’s expectations regarding future performance.
(Condensed Consolidated Statements of Operations and selected financial data are attached.)

Contact:	Robert J. McCarthy, Jr.	Timothy G. Rubritz
	President and CEO	Chief Financial Officer
	(412) 373-4815	(412) 373-4817
e-mail: timothy.rubritz@parkvale.com

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